EXHIBIT 10.5

CORPORATE GUARANTY OF B.H.I.T. INC.

THIS CORPORATE GUARANTY (“Guaranty”) is made and entered into as of September 4, 2009, by B.H.I.T. Inc. a Delaware Corporation whose address is 2255 Glades Road, Suite 342-W, Boca Raton, Florida 33431, on behalf of itself and its subsidiaries (the “Guarantor”), in favor of FIFTH THIRD BANK, a national banking association (“Bank”).

WHEREAS, contemporaneously herewith, The Wood Energy Group, Inc., a Missouri corporation (the “Borrower”) desires Lender to provide certain extensions of credit, loans or other financial accommodations to Borrower (the “Financial Accommodations”) pursuant to that certain Loan and Security Agreement of even date herewith by and between Lender and Borrower (as amended, renewed or restated from time to time, the “Loan Agreement”), and the other agreements, documents and instruments referenced in or executed and delivered pursuant to the Loan Agreement, including, without limitation, certain Capex, Revolving and Term Notes of even date herewith executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed Five Million and No/100 Dollars ($5,000,000.00) (as set forth in Section 3.1 of the Loan Agreement, as amended, renewed or restated from time to time, the “Loan Documents”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement.

WHEREAS, Guarantor is the holder of a majority interest of the stock and membership interests of Borrower.

WHEREAS, all financial accommodations made by Bank to Borrower under the Loan Agreement will inure to the direct and material benefit of Guarantor.

WHEREAS, Lender is willing to provide the Financial Accommodations to Borrower, provided, among other things, Guarantor executes and delivers this Guaranty to Lender.

NOW, THEREFORE, in consideration of the premises, the sum of $10.00, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Bank to consummate the transactions under the Loan Agreement, Guarantor hereby represents, warrants and agrees to and with Bank as follows:

1.           Guarantor unconditionally guarantees the due and punctual performance and payment in full of (i) all liabilities and obligations of Borrower under the Loan Agreement, and (ii) all the liabilities and obligations of Borrower or any other party (other than Bank) under the other Loan Documents (the “Guaranteed Obligations”); provided, however, that the liability of Guarantor hereunder shall not exceed the maximum amount not subject (but for provisions of this Section) to avoidance under title 11 of the United States Code, as same may be amended from time to time, or any applicable state law (collectively, the “Bankruptcy Code”).  To that end, only to the extent such obligations would otherwise be subject to avoidance under the Bankruptcy Code if the Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, Guarantor’s obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render the Guarantor insolvent, or leave the Guarantor with an unreasonably small capital to conduct its business, or cause the Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, at the time such obligations are deemed to have been incurred under the Bankruptcy code.  As used herein, the terms “insolvent” and “unreasonably small capital” shall likewise be determined in accordance with the Bankruptcy Code.  This Section is intended solely to preserve the rights of the Bank hereunder to the maximum extent not subject to avoidance under the Bankruptcy Code, and neither the Guarantor nor any other person or entity shall have any right or claim under this Section with respect to the limitation described herein, except to the extent necessary so that the obligations of the Guarantor hereunder shall not be rendered voidable under the Bankruptcy Code.  The Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the maximum liability of Guarantor, without impairing this Guaranty or affecting the rights and remedies of the Bank hereunder.

2.           Guarantor agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Guarantor, whether in its capacity as Guarantor of the Guaranteed Obligations or otherwise, or from any other guarantor and that Guarantor will remain bound upon this Guaranty notwithstanding any extension or renewal of the Guaranteed Obligations.

3.           Guarantor waives presentation to, demand of payment from, and protest to Borrower of any of the Guaranteed Obligations, and also waives notice of protest for non-payment.

4.           Guarantor further agrees that this Guaranty constitutes a guaranty of payment and not of collection and it waives any right to require that any resort be had by Bank to (i) any security held by Bank for payment of the Guaranteed Obligations, (ii) any other monetary obligations of Borrower to Bank or (iii) Bank’s rights against any other guarantor of the Guaranteed Obligations.

5.           The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the provisions of this Guaranty, the Loan Agreement, the other Loan Documents or the Guaranteed Obligations.  Without limiting the generality of the foregoing, the obligations of Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of Bank to assert any claim or demand or to enforce any remedy hereunder or under the Loan Agreement, or the other Loan Documents, by any default, failure or delay, willful or otherwise, in the performance of the terms and conditions of the Loan Agreement, or the other Loan Documents, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Guarantor, or which would otherwise operate as a discharge of Guarantor, as a matter of law.

6.           Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Guaranteed Obligations is rescinded or must otherwise be restored by Bank upon the bankruptcy or reorganization of any Borrower or otherwise.

7.           In furtherance of the foregoing and not in limitation of any other right which Bank may have at law or in equity against Guarantor by virtue hereof, upon failure of Borrower to make any payment on the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Guarantor hereby agrees that Bank shall be entitled to exercise any and all of its rights and remedies with respect to the Collateral as set forth in the Loan Agreement and that any proceeds from the sale of the Collateral may be applied in payment of the unpaid amount of such Guaranteed Obligations and all other monetary obligations of Guarantor to Bank under this Guaranty.

8.           Guarantor hereby irrevocably waives and forever releases all rights of subrogation, reimbursement and contribution, and any and every similar right, which it would otherwise have against Borrower in connection with this Guaranty or the payment or performance of any of the Guaranteed Obligations by Guarantor, regardless of whether such right arises by operation of law or otherwise.

9.           Guarantor hereby waives any and all rights to assert against Bank, any claims or defenses based upon any failure of Bank to furnish to Guarantor any information or facts relating to the ability of Borrower to pay and perform its Obligations.  Guarantor hereby waives all defenses, counterclaims and offsets of any kind or nature, in connection with the validity and/or enforceability of this Guaranty, arising directly or indirectly from the perfection, sufficiency, validity and/or enforceability of any security interest granted, or any agreement, instrument or document executed and delivered, by or for the benefit of Borrower to Bank, or acquired by Bank from or for the benefit of Borrower.  Guarantor waives any and all right to assert against Bank any claim or defense based upon any election of remedies by Bank, which in any manner impairs, affects, reduces, releases or extinguishes Guarantor’s subrogation rights or Guarantor’s right to proceed against Borrower for reimbursement, or any other rights of Guarantor against Borrower, or against any other Person or security, including, without limitation, any defense based upon an election of remedies by Bank under any provision of law or regulation of any state, governmental entity or country.  Guarantor waives any right to assert against Bank as a defense, counterclaim, setoff or crossclaim to the payment or performance of the Guaranteed Obligations, any defense (legal or equitable), setoff, counterclaim or claim which Guarantor may now or at any time or times hereafter have against Borrower or any other Person liable to Bank in any way or manner.

10.           Guarantor hereby waives notice of the following events or occurrences and agrees that Bank may do any or all of the following in such manner, upon such terms and at such times as Bank in its sole and absolute discretion deems advisable without in any way impairing, affecting, reducing or releasing Guarantor from its obligations hereunder:  (a) Bank’s acceptance of this Guaranty; (b) Bank’s heretofore, now or from time to time hereafter, loaning monies or giving or extending credit to or for the benefit of Borrower, whether pursuant to the Loan Documents or any amendments, modifications or additions thereto or alterations or substitutions made heretofore, now or at any time or times hereafter; (c) any Person’s heretofore, now or at any time or times hereafter, granting to Bank security interests, liens or encumbrances in any assets of Borrower; (d) Bank’s heretofore, now or from time to time hereafter, obtaining, substituting for, releasing, waiving or modifying any such security interests, liens or encumbrances; (e) Bank’s heretofore, now or at any time or times hereafter, obtaining, releasing, waiving or modifying of any other guaranty or any Person’s obligations or any security interest, lien or encumbrance in any other Person’s assets given to Bank; (f) Bank’s heretofore, now or at any time or times hereafter, obtaining, amending, substituting for, releasing, waiving or modifying any of the Loan Documents; (g) presentment, demand, notices of default, nonpayment, partial payment and protest, and all other notices or formalities to which Guarantor may be entitled; (h) Bank’s heretofore, now or at any time or times hereafter, granting to Borrower (and any other Person liable to Bank on account of the Guaranteed Obligations) any indulgences or extensions of time of payment or performance; and (i) Bank’s heretofore, now or at any time or times hereafter, accepting from any Person any partial payment or payments on account of the Guaranteed Obligations or any collateral securing the payment thereof or Bank’s settling, subordinating, compromising, discharging or releasing the same.

11.          Guarantor represents and warrants to Bank that:

A.	The statements contained in the preamble to this Guaranty are true and correct.

B.	Guarantor has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform this Guaranty.

C.	This Guaranty, when duly executed and delivered, will constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

D.
The execution, delivery and/or performance by Guarantor of this Guaranty shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in any agreement, instrument or document to which Guarantor is now or hereafter a party or by which it is or may become bound.

E.
Guarantor is now and at all times hereafter, shall be solvent and generally able to pay its debts as such debts become due and Guarantor now owns and shall at all times hereafter own property which at a fair valuation, exceeds the sum of Guarantor’s debts.

F.	Guarantor now has and shall have at all times hereafter capital sufficient to carry on its business and transactions and all businesses and transactions in which Guarantor is about to engage.

G.	Guarantor does not intend to incur or believe that Guarantor will incur debts beyond Guarantor’s ability to pay as such debts mature.

H.
There are no actions or proceedings which are pending or, to the knowledge of Guarantor, threatened against Guarantor that might result in any material and adverse change in Guarantor’s financial condition or materially affect Guarantor’s ability to perform Guarantor’s obligations under this Guaranty.

I.
Guarantor has reviewed independently all agreements, instruments and documents executed by Borrower, and Guarantor has made an independent determination as to the validity and enforceability thereof upon the advice of Guarantor’s own counsel, and in executing and delivering this Guaranty to Bank, Guarantor is not in any manner relying upon Bank as to the validity and/or enforceability of any security interests of any kind or nature granted by Borrower to Bank.

J.
Guarantor acknowledges and agrees that in executing this Guaranty and at all times hereafter, Guarantor has relied and will continue to rely upon Guarantor’s own investigation and upon sources other than Bank for all information and facts relating to the ability of Borrower to pay and perform the Guaranteed Obligations, and Guarantor has not and will not hereafter rely upon Bank for any such information or facts.

12.          Guarantor covenants and agrees with Bank that:  (a) all security interests, liens and encumbrances heretofore, now and at any time or times hereafter, granted by Borrower and Guarantor to Bank shall secure Guarantor’s obligations hereunder; (b) all indebtedness, liability or liabilities now and at any time or times hereafter owing by any Borrower or Guarantor to Guarantor are hereby subordinated to the Guaranteed Obligations; (c) all security interests, liens and encumbrances which Guarantor now has and from time to time hereafter may have upon the assets of any Borrower or Guarantor are hereby subordinated to all security interests, liens and encumbrances that Bank now has and from time to time hereafter may have thereon; and (d) all indebtedness, liability or liabilities now and at any time or times hereafter owing to Guarantor by any Person liable to Bank by reason of any security interests, liens or encumbrances granted by Borrower to Bank are hereby subordinated to all indebtedness, liability or liabilities owed by such Person to Bank.

13.          The occurrence of any one of the following events shall be deemed a default by Guarantor (“Event of Default”) under this Guaranty:  (a) if Guarantor fails or neglects to perform, keep or observe any terms, provision, condition, covenant, warranty or representation contained in this Guaranty that is required to be performed, kept or observed by Guarantor; (b) occurrence of a default or event of default as defined under any other agreement, instrument or document heretofore, now or at any time hereafter delivered by, on behalf or for the benefit of Guarantor to Bank; (c) if Guarantor fails to pay any of the Guaranteed Obligations when the same are due and payable; (d) if any of Guarantor’s assets are seized, attached, subjected to a writ of distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not terminated or dismissed within twenty (20) days thereafter; (e) if a petition under the Bankruptcy Reform Act of 1978 or any similar law or regulation shall be filed by Guarantor, or if Guarantor shall make an assignment for the benefit of creditors, or if any case or proceeding is filed by Guarantor for its dissolution or liquidation; (f) if Guarantor is enjoined, restrained or in any way prevented by court order from conducting all or any material part of Guarantor’s business affairs or if a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed against Guarantor or if any case or proceeding is filed against Guarantor for Guarantor’s dissolution or liquidation and such injunction, restraint or petition is not dismissed or stayed within twenty (20) days after the entry or filing thereof; (g) if an application is made by Guarantor for the appointment of a receiver, trustee or custodian for any of Guarantor’s assets; (h) if an application is made by any Person other than Guarantor for the appointment of a receiver, trustee, custodian or conservator for any of Guarantor’s assets and the same is not dismissed within thirty (30) days after the application therefor; (i) if a notice of lien, levy or assessment is filed of record with respect to all or any of Guarantor’s assets by the United States or any department, agency or instrumentality thereof or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon any of Guarantor’s assets and the same is not released within thirty (30) days after the same becomes a lien or encumbrance; or (j) if Guarantor is in default in the payment of any obligations or liabilities owed by Guarantor to any Person (other than the Guaranteed Obligations) the result of which would have a material adverse effect on the Guarantor or its business and such material default is declared and is not cured within the time, if any, specified therefor in any agreement governing the same; or (i) occurrence of an Event of Default under the Loan Agreement or the other Loan Documents.

14.         Guarantor represents and warrants to the Bank that:

A.
Guarantor is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate corporate power to carry on and conduct its business as presently conducted, and duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification of licensing.

B.
The nature and transaction of Guarantor’s business and operations and the use of its properties and assets do not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind.

C.
All financial statements of Guarantor, including any pro-forma financial statements, submitted to the Bank have been prepared in accordance with GAAP, on a basis, except as otherwise noted therein, consistent with the previous fiscal year and truly reflect the financial condition of Guarantor and the results of operations for Guarantor as of such date and for the periods indicated.

D.
Guarantor has duly filed all applicable income or other tax returns and has paid all income or other taxes when due.  There is no controversy or objection pending, or to the best knowledge of Guarantor threatened in respect of any tax returns of Guarantor.

E.
All financial statements, schedules, certificates, confirmations, agreements, contracts and other materials submitted to the Bank by on or on behalf of Guarantor fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements not misleading.

15.         Guarantor covenants and agrees with Bank that it shall (a) preserve and maintain its corporate existence, rights, franchises, privileges, and shall at all times continue as a going concern, (b) maintain, preserve and keep its plant, properties and equipment in good repair, working order and condition, normal wear and tear excepted, (c) pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims against Guarantor or its property, unless and to the extent that the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of the Bank, (d) deliver to the Bank within one hundred and twenty (120) days after the close of each of its fiscal years a copy of its annual financial statements, prepared and certified by an independent certified public accountant, and (e) as soon as available, and in any event, within forty-five (45) days following the end of each fiscal quarter, a copy of its financial statements, prepared and certified as accurate.

16.           All of Bank’s rights and remedies under this Guaranty are cumulative and non-exclusive.

17.           Upon an Event of Default, without notice by Bank to or demand by Bank of Guarantor, all obligations hereunder shall be due and payable and enforceable against Guarantor, forthwith, at Bank’s principal place of business, whether or not the Guaranteed Obligations are then due and payable.

18.           Bank, in its sole and absolute discretion, may exercise any one or more of the following remedies:  (a) if any obligations of Guarantor hereunder are not paid forthwith by Guarantor to Bank at Bank’s principal place of business, proceed to suit against Guarantor; at Bank’s election, one or more successive or concurrent suits may be brought hereunder by Bank against Guarantor, whether suit has been commenced against any Borrower, and in any such suit any Borrower may be joined (but need not be joined) as a party with Guarantor; (b)  in the event Guarantor breaches its obligations set forth in this Guaranty, proceed to exercise its remedies set forth herein and the remedies set forth against Borrower pursuant to the Loan Agreement (a default under this Guaranty shall be deemed to constitute a default of both Guarantor and Borrower); (c) reduce to cash or the like the Collateral without notice to Guarantor, apply the same in reduction or payment of Guarantor’s obligations hereunder; (d) exercise any one or more of the rights and remedies accruing to a secured party under the Uniform Commercial Code of the relevant state or states and any other applicable law upon default by a debtor; (e) enter, with or without process of law and without breach of the peace, any premises where the Collateral is or may be located, and without charge or liability to Bank therefor seize and remove the Collateral from said premises and use the same for the purpose of collecting, preparing and disposing of the Collateral; (f) sell or otherwise dispose of the Collateral at public or private sale for cash or credit, provided, however, that Guarantor shall be credited with the net proceeds of such sale only when such proceeds are actually received by Bank in the form of immediately available or collected funds; and/or (g) require Guarantor, immediately upon demand by Bank, to assemble the Collateral and make it available to Bank at a place or places to be designated by Bank which is reasonably convenient to Bank and Guarantor.  Except as otherwise provided herein, in the event of a conflict between the terms of this Guaranty and the terms of the Loan Agreement with respect to exercise of remedies, the terms of the Loan Agreement shall govern.

19.           Any sale of the Collateral may be made for cash or credit at the election of Bank and the amounts of any such sale shall be credited to Guarantor’s obligations hereunder only when the proceeds thereof are actually received by Bank as provided in Paragraph 19 above.  Bank or its nominee, may become the purchaser at such sale.  Bank may, if it deems it reasonable, postpone or adjourn any such sale of the Collateral from time to time by an announcement at the time and place of said or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale.

20.           Guarantor recognizes that in the event Guarantor fails to perform, observe or discharge any of Guarantor’s obligations hereunder, no remedy of law will provide adequate relief to Bank, and agrees that Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

21.           Any notice required to be given by Bank of a sale, lease, other disposition of the Collateral or any other intended action by Bank shall be deemed effective upon confirmed facsimile transmission, upon receipted delivery by overnight carrier, or if, deposited in the United States mail, postage prepaid and duly addressed to Guarantor at the address of the Guarantor as specified in the Preamble hereof, not less than three (3) days prior to such proposed action, and shall constitute commercially reasonable and fair notice to Guarantor thereof.

22.           Guarantor agrees that Bank has no obligation to preserve rights against prior parties to the Collateral.  Further, to the extent permitted by law, Guarantor waives and releases (i) any cause of action and claim against Bank as a result of Bank’s possession, collection or sale of the Collateral; (ii) any liability or penalty for failure of Bank to comply with any requirement imposed on Bank relating to notice of sale, holding of sale or reporting of sale of the Collateral; and (iii) any right of redemption from such sale.

23.           Each reference herein to “Bank” shall be deemed to include its successors and assigns, in whose favor the provisions of this Guaranty shall also inure.  Each reference herein to “Guarantor” shall be deemed to include the legal representatives, successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty.

24.           No delay on the part of Bank in exercising any right hereunder or failure to exercise the same shall operate as a waiver of such right; no notice to or demand on Guarantor shall be deemed to be a waiver of the obligations of Guarantor or of the right of Bank to take further action without notice or demand as provided herein, nor in any event shall any modification or waiver of the provisions of this Guaranty be effective unless in writing and signed by Guarantor and Bank, nor shall any such waiver be applicable except in the specific instance for which given.

25.           Guarantor agrees to indemnify Bank from and hold it harmless against any documentary taxes, withholding taxes, assessments or charges made by any governmental authority or similar Person by reason of the execution, delivery and performance of this Guaranty.  Additionally, guarantor agrees to reimburse Bank for all expenses (including reasonable counsel fees) reasonably incurred by Bank in connection with the enforcement of this Guaranty.

26.           This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of Illinois and shall be in all respects governed, construed, applied and enforced in accordance with the laws of said state; and no defense given or allowed by the laws of any other state shall be interposed in any action hereon unless such defense is also given or allowed by the laws of the State of Illinois.

27.           In case any one or more of the provisions contained in this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

28.           As part of the consideration for the financial accommodations extended by Bank under the Loan Agreement, Guarantor consents to the jurisdiction of any local, state or federal court located within Cook County, State of Illinois, waives trial by jury and further waives any objection to jurisdiction and venue of any action instituted hereunder, and further agrees not to assert any defense based on lack of jurisdiction or venue.

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and its seal affixed hereto, as of the date first above written.

B.H.I.T. Inc.

By:	/s/ Gary O. Marino
Its:	Chairman and Chief Executive Officer

Agreed and accepted:

FIFTH THIRD BANK,
a Michigan banking corporation

By:	/s/ Craig Schuth
Its:	Vice President